Exhibit 10.7

VOTING SUPPORT AGREEMENT

THIS AGREEMENT is made as of November 10, 2013

BETWEEN:

MITEL NETWORKS CORPORATION, a corporation existing under the laws of Canada (“Mitel”)

- and -

MICHAEL ROSICKI, an individual resident in the province of Ontario (the “Securityholder”)

RECITALS:

1.	The Securityholder is the beneficial owner of, or has control or direction over, the Subject Shares.

2.	The Securityholder understands that Aastra Technologies Limited (“Aastra”) and Mitel are, concurrently with the execution and delivery of this Agreement, executing and delivering the Arrangement Agreement.

3.	This Agreement sets out the terms and conditions of the agreement of the Securityholder to abide by the covenants in respect of the Subject Shares and the other restrictions and covenants set forth herein.

NOW THEREFORE, in consideration of the mutual covenants in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Arrangement Agreement. In this Agreement, including the recitals:

“Arrangement Agreement” means the arrangement agreement dated as of the date hereof between Aastra and Mitel, as the same may be amended in accordance with its terms;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Toronto, Ontario;

“Contracts” means contracts, licences, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements to which the Securityholder or Mitel, as the case may be, is a party or by which it is bound or under which the Securityholder or Mitel, as the case may be, has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied), and includes any quotations, orders, proposals or tenders which remain open for acceptance and warranties and guarantees;

“Convertible Securities” has the meaning ascribed thereto in Section 2.1(b);

“Expiry Time” has the meaning ascribed thereto in Section 3.1(a);

“Notice” has the meaning ascribed thereto in Section 4.7;

“Subject Shares” means all Aastra Shares beneficially owned or controlled, directly or indirectly, by the Securityholder and its Affiliates as at the date hereof, and shall further include any Aastra Shares acquired or over which control is acquired by the Securityholder after the date hereof but does not include any Aastra Shares issuable upom the exercise of Aastra Options; and

“Transfer” has the meaning ascribed thereto in Section 3.1(a).

1.2	Singular; Plural, etc.

In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3	Currency

Unless otherwise expressly stated, all references to currency herein shall be deemed to be references to Canadian currency.

1.4	Headings, etc.

The division of this Agreement into Articles, Sections and Schedules and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

1.5	Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each of the parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement.

1.7	Incorporation of Schedules

The Schedules attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

Schedule A – Subject Shares

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Securityholder

The Securityholder represents and warrants to Mitel (and acknowledges that Mitel is relying on these representations and warranties in completing the transactions contemplated hereby and by the Arrangement Agreement) the matters set out below:

(a)	The Securityholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Securityholder and constitutes a valid and binding obligation of the Securityholder enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction;

(b)	The Aastra Shares and Aastra Options as set forth in Schedule A represent all the Aastra Shares or securities exercisable or convertible into or exchangeable for Aastra Shares (“Convertible Securities”) held of record or beneficially owned, directly or indirectly, or controlled or directed by the Securityholder. Other than the securities set forth in Schedule A, neither the Securityholder nor any of its Affiliates owns of record or beneficially, or exercises control or direction over, directly or indirectly, or has any agreement or option, or right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Securityholder or transfer to the Securityholder or any of its Affiliates of additional Aastra Shares or Convertible Securities;

(c)	The Securityholder is, and will continue to be until the Effective Time, the sole beneficial owner of the Subject Shares, with good title thereto, free and clear of all encumbrances, liens, restrictions (other than resale, vesting or other similar restrictions), charges, claims and rights of others;

(d)	The Securityholder has the sole right to sell and vote or direct the sale and voting of the Subject Shares;

(e)	No Person has any agreement or option, or any right or privilege (whether by Laws, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Shares or any interest therein or right thereto, except Mitel pursuant to the Arrangement;

(f)	None of the Subject Shares is subject to any power of attorney, proxy, voting trust, vote pooling or other agreement with respect to the voting or right to vote, call meetings of any of Aastra’s securityholders or give consents or approvals of any kind;

(g)	None of the execution and delivery by the Securityholder of this Agreement or the completion of the transactions contemplated hereby or the compliance by the Securityholder with the Securityholder’s obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any Contract to which the Securityholder is a party or by which the Securityholder or any of the property or assets of the Securityholder are bound; (ii) any judgment, decree, order or award of any Governmental Entity; or (iii) subject to receipt of any Regulatory Approvals as contemplated in the Arrangement Agreement, any applicable Laws;

(h)	No consent, waiver, approval, authorization, order, exemption, registration, licence or declaration of or by, or filing with, or notification to any Governmental Entity which has not been made or obtained is required to be made or obtained by the Securityholder in connection with the execution and delivery by the Securityholder and enforcement against the Securityholder of this Agreement or the consummation of any transactions provided for herein other than any filings under insider or early warning requirements of applicable securities laws (provided that the Securityholder makes no representations or warranties with respect to the consents, waivers, approvals, authorizations or declarations of or by, or filings with, or notices to any Governmental Entities or other third parties on the part of Aastra or Mitel necessary for the consummation of the transactions contemplated by the Arrangement Agreement); and

(i)	There is no private or governmental action, suit, claim, arbitration, investigation or other proceeding in progress or pending before any Governmental Entity, or, to the knowledge of the Securityholder, threatened against the Securityholder or any of its Affiliates or any of their directors or officers (in their capacities as such) that, individually or in the aggregate, could adversely affect in any manner the Securityholder’s ability to enter into this Agreement or perform its obligations hereunder or the title of the Securityholder to any of the Subject Shares. There is no judgment, decree or order against the Securityholder or any of its Affiliates or any of their directors or officers (in their capacities as such) that could prevent, enjoin, alter, delay or adversely affect in any manner the ability of the Securityholder to enter into this Agreement, to perform its obligations under this Agreement or the title of the Securityholder to any of the Subject Shares.

2.2	Representations and Warranties of Mitel

Mitel represents and warrants to the Securityholder (and acknowledges that the Securityholder is relying on these representations and warranties in completing the transactions contemplated hereby and by the Arrangement Agreement) that Mitel is a corporation duly incorporated and validly existing under the laws of the Canada and has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Mitel. This Agreement constitutes a valid and binding obligation of Mitel enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction;

ARTICLE 3

COVENANTS

3.1	Covenants of the Securityholder

(a)	The Securityholder hereby irrevocably and unconditionally covenants with Mitel that:

(i)	from the date of this Agreement until the the termination of this Agreement in accordance with its terms (the “Expiry Time”), the Securityholder shall not (A) sell, transfer, gift, assign, convey, pledge, hypothecate, encumber, option, grant a security interest in or otherwise dispose of any right or interest in (including by way of deposit or tender under any take-over bid) (any such event, a “Transfer”) any of the Subject Shares, or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), other than pursuant to the Arrangement Agreement, without having first obtained the prior written consent of Mitel, or (B) other than as set forth herein, grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust, in any way transfer any of the voting rights associated with any of the Subject Shares, or enter into a voting agreement, understanding or arrangement with respect to the voting, the right to vote, call meetings of Aastra Shareholders or give consents or approval of any kind with respect to any Subject Shares; and

(ii)	prior to the Effective Time, the Securityholder shall exercise any Aastra Options held by such Securityholder in accordance with their terms for Aastra Shares.

(b)	The Securityholder hereby covenants, undertakes and agrees from time to time, until the Expiry Time to vote (or cause to be voted) all the Subject Shares at any meeting of any of the securityholders of Aastra at which the Securityholder is entitled to vote, including without limitation the Aastra Meeting, and in any action by written consent of the securityholders of Aastra:

(i)	in favour of the approval, consent, ratification and adoption of the Arrangement Resolution and the transactions contemplated by the Arrangement Agreement (and any actions required for the consummation of the transactions contemplated by the Arrangement Agreement); and

(ii)	against (A) any merger, reorganization, consolidation, amalgamation, arrangement, business combination, share issuance, or share exchange, liquidation, dissolution, recapitalization, or similar transaction involving Aastra; (B) any sale, lease or transfer of any significant part of the assets of Aastra; (C) any Acquisition Proposal (other than the transactions contemplated by the Arrangement Agreement); (D) any material change in the capitalization of Aastra or the corporate structure or constating documents of Aastra; and (E) any action that would reasonably be expected to impede, delay, interfere with, or discourage the transactions contemplated by the Arrangement Agreement and against any action that would result in a Aastra Material Adverse Effect.

In connection with the foregoing, subject to this Section 3.1(b), the Securityholder hereby irrevocably and unconditionally agrees to deposit an irrevocable proxy, duly completed and executed in respect of all of the Subject Shares at least 10 days prior to the Aastra Meeting, voting all such Subject Shares in favour of the Arrangement Resolution. The Securityholder hereby irrevocably and unconditionally agrees that neither it nor any person on its behalf will take any action to withdraw, amend or invalidate any proxy deposited or delivered by the Securityholder pursuant to this Agreement notwithstanding any statutory or other rights which the Securityholder might have unless this Agreement is terminated in accordance with Section 4.1.

(c)	The Securityholder hereby covenants, undertakes and agrees from time to time, until the Expiry Time to not without the prior written consent of Mitel requisition or join in the requisition of any meeting of any of the securityholders of Aastra for the purpose of considering any resolution.

(d)	The Securityholder agrees that, until the Expiry Time, neither the Securityholder nor any of its Representatives will, directly or indirectly: (A) solicit, initiate, encourage or otherwise facilitate (including by way of entering into any agreement, arrangement or understanding) inquiries, submissions of proposals or offers from, or provide information to, any other person, entity or group (other than Mitel) relating to any Acquisition Proposal or potential Acquisition Proposal, (B) participate in any discussions or negotiations regarding any Acquisition Proposal, or (C) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement, arrangement or understanding related to any Acquisition Proposal. Nothing hereunder shall prevent any shareholder, director or officer of the Securityholder who is a director or officer of Aastra from doing any act or thing that such director or officer is properly obligated to do in such capacity, provided that such act or thing is permitted by and is done in strict compliance with the terms of the Arrangement Agreement.

(e)	The Securityholder hereby agrees to:

(i)	immediately cease and cause to be terminated any and all solicitations, encouragements, existing discussions and negotiations, if any, with any person or group or any agent or representative of such person or group before the date of this Agreement with respect to any Acquisition Proposal or potential Acquisition Proposal; and

(ii)	immediately (and in any event within 24 hours following receipt) notify Mitel of any Acquisition Proposal or inquiry in respect of a potential Acquisition Proposal of which the Securityholder or, to the knowledge of the Securityholder, any of the shareholders, directors or officers of the Securityholder becomes aware. Such notification shall be made orally and in writing and shall include the identity of the person making such Acquisition Proposal or inquiry, a description of the material terms and conditions thereof, together with a copy of all documentation relating to such Acquisition Proposal or inquiry; provided however that such notification shall not be required if Aastra has already notified Mitel in accordance with the terms of the Arrangement Agreement.

(f)	The Securityholder hereby irrevocably waives any rights of appraisal or rights of dissent that the Securityholder may have arising from the transactions contemplated by the Arrangement Agreement.

(g)	The Securityholder hereby agrees, until the Expiry Time, to not make any statements which may reasonably be construed as being against the transactions contemplated by the Arrangement Agreement or any aspect thereof and to not bring, or threaten to bring, any suit or proceeding for the purpose of, or which has the effect of, directly or indirectly, stopping, preventing, impeding, delaying or varying such transactions or any aspect thereof.

(h)	The Securityholder agrees to promptly notify Mitel of any acquisitions by the Securityholder or any of its respective Affiliates of any Aastra Shares after the date hereof, which, for greater certainty, shall include any Aastra Shares issuable upon the exercise or conversion of any Aastra Options. Any such securities shall be subject to the terms of this Agreement as though they were Subject Shares owned by the Securityholder on the date hereof.

(i)	The Securityholder agrees that, until the Expiry Time, it will not (i) exercise any securityholder rights or remedies available at common law or pursuant to applicable securities legislation; or (ii) take any other action of any kind, in each case which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the transactions contemplated by the Arrangement Agreement.

(j)	The Securityholder hereby irrevocably consents to:

(i)	details of this Agreement being set out in any information circular and court documents produced by Aastra, Mitel or any of their respective Affiliates in connection with the transactions contemplated by this Agreement and the Arrangement Agreement; and

(ii)	this Agreement being made publicly available, including by filing on SEDAR.

(k)	Except as required by applicable Law or applicable stock exchange requirements, the Securityholder shall not make any public announcement or statement with respect to the transactions contemplated herein or pursuant to the Arrangement Agreement without the prior written approval of Mitel.

ARTICLE 4

GENERAL

4.1	Termination

This Agreement shall terminate and be of no further force or effect only upon the earliest of:

(a)	the written agreement of Mitel and the Securityholder;

(b)	the termination of the Arrangement Agreement in accordance with its terms;

(c)	written notice by the Securityholder if:

(i)	Mitel, without the prior written consent of the Securityholder, decreases the amount of the Consideration set out in the Arrangement Agreement; or

(ii)	Mitel, without the prior written consent of the Securityholder, otherwise varies the terms of the Arrangement Agreement in a manner that is materially adverse to the Securityholder;

(d)	the Effective Time; or

(e)	the Outside Date,

except that Section 3.1(c) shall survive the termination of this Agreement as a result of the occurrence of the Effective Time or the Outside Date for a period of 180 days following the Effective Date.

4.2	Time of the Essence

Any date, time or period referred to in this Agreement shall be of the essence, except to the extent to which the Securityholder and Mitel agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

4.3	Equitable Relief

The parties agree that irreparable harm will occur for which money damages will not be an adequate remedy at Law in the event that any of the provisions of this Agreement are not performed by the Securityholder in accordance with their terms or are otherwise breached. It is accordingly agreed that Mitel shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches or threatened breaches of the provisions of this Agreement by the Securityholder and shall be entitled to obtain specific performance by the Securityholder of any such provisions. The Securityholder hereby agree not to seek the posting of any security bond or other assurance in respect of such injunctive or other equitable relief. Such remedies will not be the exclusive remedies for any breach of this Agreement and will be in addition to all other remedies available at Law or equity.

4.4	Fiduciary Duties

Mitel acknowledges that the Securityholder is not making any agreement or understanding herein in any capacity other than in its capacity as securityholder of Aastra. Nothing herein shall restrict the Securityholder from taking in good faith any actions necessary to discharge such Securityholder’s fiduciary duties as a director of Aastra, provided that any such action is permitted by and is done in strict compliance with the terms of the Arrangement Agreement.

4.5	Waiver; Amendment

Each party hereto agrees and confirms that any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Securityholder and Mitel or in the case of a waiver, by the party against whom the waiver is to be effective and no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise.

4.6	Entire Agreement

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.

4.7	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:

(a)	if to Mitel:

Mitel Networks Corporation

350 Legget Drive

Kanata, ON, Canada K2K 2W7

Attention:	Steve Spooner
Facsimile:	(613) 592-7807
Email:	steve_spooner@mitel.com

with a copy to:

Osler, Hoskin & Harcourt LLP 1 First Canadian Place, Suite 6600 Toronto, Ontario M5X 1B8

Attention: Fax:	Craig Wright and Jeremy Fraiberg (416) 862-6666
Email:	cwright@osler.com and jfraiberg@osler.com

(b)	if to the Securityholder:

Michael Rosicki 169 Creighton St. Orillia, Ontario L3V 6H7

Attention:	Michael Rosicki
Email:	mtrosicki@gmail.com

with a copy to:

McCarthy Tétrault LLP Suite 5300, TD Bank Tower Box 48, 66 Wellington Street West Toronto ON M5K 1E6

Attention:	Gary Girvan and George Takach
Facsimile:	(416) 868-0673
Email:	ggirvan@mccarthy.ca and gtakach@mccarthy.ca

Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. If the Notice is delivered or transmitted after 5:00 p.m. local time or if the day is not a Business Day, then the Notice shall be deemed to have been given and received on the next Business Day.

Either party hereto may, from time to time, change its address by giving Notice to the other party in accordance with the provisions of this Section 4.7.

4.8	Severability

If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

4.9	Successors and Assigns

The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors, permitted assigns and legal personal representatives, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, except that Mitel may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to an Affiliate without reducing its own obligations hereunder without the consent of the Securityholder.

4.10	Expenses

Each party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

4.11	Independent Legal Advice

The Securityholder acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this Agreement that it has either done so or waived its right to do so in connection with the entering into of this Agreement.

4.12	Further Assurances

The parties hereto shall, with reasonable diligence, do all things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Time.

4.13	Execution and Delivery

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Signature page follows.]

IN WITNESS OF WHICH the parties have executed this Agreement.

MITEL NETWORKS CORPORATION

By:	/s/ Steve Spooner
Name: Steve Spooner

Title: Chief Financial Officer

/s/ Michael Rosicki
Michael Rosicki

SCHEDULE “A”

Registered Owner	Beneficial Owner	Aastra Shares	Aastra Shares issuable upon exercise of Aastra Options
Michael Rosicki	Michael Rosicki	2,850	10,000

A-1